RAIL CAR MAINTENANCE FACILITY AGREEMENT
                                     Between
                       SOUTHWESTERN ELECTRIC POWER COMPANY
                                       and
                         CENTRAL POWER AND LIGHT COMPANY
                                       and
                       PUBLIC SERVICE COMPANY OF OKLAHOMA

         This Agreement, made, executed and delivered in Dallas, Texas, this ______day of May 1997, by and between Southwestern Electric Power Company (SWEPCO), a Delaware corporation with principal offices in Shreveport, Louisiana, Central Power and Light (CPL), a Delaware corporation with principal offices in corpus Christi, Texas and Public Service Company of Oklahoma (PSO), an Oklahoma corporation with principal offices in Tulsa, Oklahoma.

                                   WITNESSETH:

         WHEREAS, the parties to this Agreement, hereinafter called "Parties" collectively or "Party" singularly, presently have coal-fired electric power generating facilities installed on their systems for the generation of electric power in pursuit of their business of generation, transmission and sale of electric energy, and

         WHEREAS, the Parties have a substantial number of rail cars for the purpose of equipping unit trains for the hauling of coal for use in the above-referenced generating stations, and

         WHEREAS, the Parties have need of a rail car maintenance facility to provide for the routine maintenance of the rail cars utilized, and

         WHEREAS, SWEPCO origninally undertook to provide such a facility for itself near Alliance, Nebraska, and

         WHEREAS, SWEPCO has additional capability in said facility sufficient to provide similar services for CPL and is currently providing such service to PSO.

         NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, this Agreement is entered into on the date first hereinabove written and the Parties hereby agree as follows:

                                    ARTICLE I
                                      Scope
1.1 The unit train rail car maintenance facility, hereinafter called the "Facility", shall consist of the real property near Alliance, Nebraska, presently owned by SWEPCO and PSO, plus all buildings, maintenance equipment, tools and other property used and useful for the maintenance of rail cars, including all rail sidings, excluding, however, the inventory of spare parts for rail cars.

1.2 It is recognized by parties that SWEPCO and PSO will continue in the ownership position they now have and SWEPCO will operate the Facility on behalf of itself, CPL and PSO as hereinafter set forth, and shall have and is hereby given plenary power, discretion and authority in all respects and in every detail for the modification, operation and maintenance of the Facility, except as hereinafter limited.

1.3 It is recognized that due to the size of the Facility, substantial savings can be affected by parties in providing for the maintenance requirements of rail cars at the Facility, and therefore, it is the intent of SWEPCO, CPL and PSO to share the common costs of acquisition, general operation and maintenance of the Facility and all other costs related to ownership. Actual maintenance charges on the individual cars will be borne by the respective owner of such cars.

                                   ARTICLE II
                                    Ownership
2.1 SWEPCO is the majority owner and PSO holds a minority ownership position in the Facility.

2.2 All lease payments, additions thereto, or reductions therefrom, and all other costs capitalized according to generally accepted accounting principles which have been or may be incurred with respect to the Facility shall be shared between the Parties in proportion equal to the ratio that each Party's direct labor costs for it's railcars actually repaired or inspected at the facility bears to the total direct labor cost for all cars owned by the Parties repaired at the Facility as set forth in the statements provided pursuant to Section 10.1 of this Agreement (the "Cost Ratio"). The cost ratio will be determined as of the last day of each calendar month commencing the month of delivery and assignment to the Facility for maintenance of CPL and PSO rail cars.

2.3 CPL shall begin paying its pro rata share of the prior month's costs as set forth in Section 2.2, beginning the tenth day of the month following the month in which CPL's first unit train is placed in operation and shall continue month to month thereafter as long as this Agreement is in effect. PSO will continue paying its pro rata share of the prior month's costs as set forth in Section 2.2.

2.4 The Parties agree that they will share the costs of all Facility improvements, including financing costs, which are made after the execution of this Agreement based on such terms and conditions as are agreed to by the Parties at the time of such improvements. In reaching such agreement, the Parties will give full consideration to which Party's rail cars necessitated the facility improvements.

2.5 The transfer, sale or assignment of the rights and obligations of a Party hereto during the contract period to any other entity shall not be made without such transfer, sale or assignment being first tendered to the other Parties, except when such transfer, sale or assignment:
         (a) is to a trustee or mortgagee under a mortgage or deed of trust of either Party or (b) is to a corporation resulting from a reorganization or consolidation of a Party with another corporation which corporation is owned or controlled by a Party or is a corporation owning or controlling a Party. In the event a Party declines to exercise its right of purchase pursuant to this Section, the transfer, sale or assignment of the Facility to a third party may only be made if such third party assumes in writing the obligations and duties of its assignor under this Agreement.

                                   ARTICLE III
                                Services Provided
3.1 SWEPCO will perform or cause to be performed all required maintenance of rail cars owned or leased by CPL, PSO and SWEPCO which have been assigned to the Facility.

3.2 SWEPCO will provide at the Facility, adequate equipment and tools for the maintenance of rail cars to be owned or leased by CPL, PSO and SWEPCO.

3.3 Management of the Facility, including staffing, maintenance and repair of the Facility, tools and equipment shall be the responsibility of SWEPCO.

3.4 The rail car maintenance services to be provided by SWEPCO shall consist of but are not limited to the following:

         Provide an adequate supply of repair parts and material and sufficient labor force to expedite rail car repair and maintenance to keep out-of-service time to a minimum;

         Provide required Federal Railroad Administration and Association of American Railroad applicable certifications, inspections, wreck inspections off-site, and carry out negotiations with railroads regarding wreck or running repair;

         Arrange for and assure proper completion of contract work for those necessary repairs which the Facility is unable to accomplish;

         Provide adequate records and books of account to allocate Facility and rail car repair costs to SWEPCO, CPL and PSO.

                                   ARTICLE IV
                                    Liability

4.1 SWEPCO will perform its obligations hereunder with due diligence and a high degree of care in accordance with generally prevailing industry practice, but shall not be liable to CPL or PSO except for action taken constituting gross negligence.

                                    ARTICLE V
                                     Off-Set

5.1 In the event that the Parties agree at some future date that the Facility is to be used to service cars owned by any third party, SWEPCO will levy charges which will provide for recovery of at least costs for such service, including Facility-related costs, and the net proceeds, therefore, shall be allocated to the owners of the facility, subject to the approval of any Regulatory Commission having jurisdiction, at or prior to the time of receipt of any such payments.

                                   ARTICLE VI
                                    Operation

6.1 The costs incurred by SWEPCO in the general operation and maintenance of the Facility, including insurance, utilities, tools, general and administrative costs, and all other non-capitalized indirect expense shall be shared between CPL, PSO and SWEPCO in accordance with the Cost Ratio for the computation period and shall be determined and applied consistent with the principles set out in Appendix A attached hereto.

6.2 The actual cost of inspection and maintenance of individual rail cars, including parts, material, and labor, and other expenses directly assignable to a specific rail car shall be paid by the Party owning such rail car.

                                   ARTICLE VII
                           Inspection and Information

7.1 CPL and PSO shall have the right, but not the duty, to inspect the Facility and any books and records relating thereto or to charges thereunder. SWEPCO will keep CPL and PSO advised of any significant developments affecting the operation of the Facility or charges to parties.

7.2 SWEPCO shall furnish a monthly report to CPL and PSO detailing the work and charges associated with CPL and PSO rail cars assigned to the Facility which was repaired during the previous month.

                                  ARTICLE VIII
                                      Term
8.1 This Agreement shall, unless sooner terminated by mutual agreement, continue in effect until December 31, 2010.

                                   ARTICLE IX
                                   Management

9.1 SWEPCO has and will undertake the responsibility for itself, for CPL and for PSO to manage the Facility or to contract for the management of the facility, such management to include operation, maintenance and retirement of the Facility; and the provisions for manning, supervision and control of rail car inspection, maintenance, and repair.

9.2 SWEPCO, as majority owner and manager, shall negotiate, execute and enforce contracts, including, but not limited to, purchase order contracts, providing for the purchase of materials, equipment and services for the modification and operation of the Facility.

9.3 SWEPCO is authorized, in its sole and final discretion, to make all decisions and choices and do all things and take all action in connection with modification, operation, maintenance, sale, lease and retirement of the Facility and related facilities as in the opinion of SWEPCO may be proper and justified, including but not limited to the making  of  all  contracts  and  the  selection  and  purchase  of  all components, materials, equipment, and services rendered for the modification, operation, maintenance, and retirement of the Facility.

9.4 In the event that SWEPCO should become unable to continue management of the Facility, subject to necessary regulatory approvals, PSO shall have the right to assume such management. Should PSO decline to manage the facility, CPL shall have the right to assume such management, also subject to necessary regulatory approvals. In such event, SWEPCO agrees to cooperate with the new manager by continuing to share expenses and use of the Facility insofar as is practical and manager agrees to attempt to mitigate any and all increased expenses which may be incurred due to SWEPCO's inability to continue its management responsibilities for the Facility.

                                    ARTICLE X
                              Billing and Payments

10.1 SWEPCO shall submit to CPL and PSO as soon as practicable after the end of each month, statements covering each Party's costs incurred pursuant to Sections 2.3, 2.4, 6.1 and 6.2. The statements will separately set forth the direct labor costs incurred to repair and inspect rail cars.

10.2 All statements rendered for payment of costs incurred hereunder shall be due and payable upon receipt and shall become past due if payment is not received within fifteen (15) days of date of statement. Overdue bills shall accrue interest at the then effective rate of interest approved by the Securities and Exchange Commission for intra-company loans for Central and South West Corporation and its subsidiaries.

10.3 Statements which have been rendered by SWEPCO which are in good faith disputed by CPL or PSO shall be paid in full under protest as submitted. In the event of a protest, such protest will be lodged in writing, establishing the Party's position as to the reason of protest. Any refunds subsequently paid when a protest is finally settled, if more than thirty (30) days from day of protest, shall bear interest at the rate set forth in Section 10.2

                                   ARTICLE XI
                               Audits and Controls

11.1 SWEPCO shall maintain an adequate and comprehensive accounting system which will ensure that adequate procedures and records are maintained in accordance with acceptable standards of the industry, requirements of the Federal Energy Regulatory Commission, and any other regulatory bodies having jurisdiction, such records to be in sufficient detail to permit complete analysis and substantiation of all costs and billings.

11.2 An annual audit of such accounting records of SWEPCO which pertain to the recording and development of costs used for billing purposes shall be made for the purpose of verifying the accuracy of such accounts.

                                   ARTICLE XII
                                    Insurance

12.1 SWEPCO shall obtain and maintain liability and property insurance policies with respect to the Facility, which shall afford protection against those insurable hazards and risks which good utility operating practices require.

12.2 Any uninsured losses, damage or liability arising pursuant to this Agreement shall be initially borne by SWEPCO, however, CPL and PSO shall reimburse SWEPCO for their share of any such loss in an amount to be determined by multiplying the amount of the loss by the applicable Cost Ratio.

12.3 SWEPCO shall settle all losses, but shall not, without prior written consent of CPL and PSO, settle any loss where the amount to be paid in settlement exceeds one million dollars ($1,000,000).

                                  ARTICLE XIII
                                  Force Majeure

13.1 SWEPCO, CPL and PSO shall not be held responsible for or liable for any loss or damage resulting from failure to perform their obligations hereunder due to any cause beyond their control which the Party could not reasonably be expected to avoid, including acts of God, fire, explosion, failure of facilities not due to lack of proper care and maintenance, civil disturbance, labor dispute, sabotage, war, national emergency, restraint by court or public authority, or other causes beyond the control of the affected party which such Party could not reasonably have been expected to avoid by exercise of due diligence and foresight. Any party affected by such a force majeure shall use due diligence to place himself in a position to fulfill his obligations hereunder, and if unable to fulfill any obligation by reason thereof, such party shall exercise due diligence to remove such disability with reasonable dispatch. Nothing contained herein shall be construed so as to require a Party to settle any strike or labor dispute in which it may be involved.

                                   ARTICLE XIV
                                     Default

14.1 In the event of default by any party in any obligation pursuant to this Agreement, the other Parties shall be free to invoke such remedies at law or in equity as may be deemed appropriate.

14.2 Failure by a party to insist on any occasion upon strict performance of any provision of this Agreement or to take advantage of any rights hereunder shall not be construed as a waiver thereof of that right or as a waiver in the future of the same right or a similar right.

                                   ARTICLE XV
                           Severability of Provisions

15.1 A holding by any court or governmental agency having jurisdiction herein that any provision of this Agreement is invalid shall not result in invalidation of the entire Agreement, but all remaining terms shall remain in full force and effect.

                                   ARTICLE XVI
                                    Amendment

16.1 This Agreement may be amended from time to time by an instrument in writing executed by the Parties.

16.2 In the event any provision of this Agreement is determined to be invalid under or in conflict with any applicable statute or any regulation or order of any regulatory agency having jurisdiction herein, the Parties shall attempt by mutual agreement to arrive at an amendment of this Agreement which eliminates such invalidity or conflict while at the same time permitting the accomplishment of the objectives and intent of this Agreement.

                                  ARTICLE XVII
                                 Applicable Law

17.1 This Agreement is made under and shall be governed by the laws of the State of Oklahoma, and other states where applicable.

                                  ARTICLE XVIII
                                     Notices

18.1 Any notice, demand, or request made to any Party pursuant to any provision of this Agreement shall be made in writing and shall be delivered either in person, by prepaid telegram, or by postage-paid certified mail, return receipt requested, addressed as follows:

         If to Southwestern Electric Power Company:



         If to Central Power and Light:



         If to Public Service Company of Oklahoma:



         or at such other address as may from time to time by written notice by a Party be given to the other Parties.

                                   ARTICLE XIX
                                     General

19.1 This Agreement shall be binding on successors and assigns of each Party and insofar as permitted by law on any receiver or trustees in bankruptcy, receivership, or reorganization of any Party.

19.2 Each Party shall, upon request of the other Parties, execute and deliver to such Party any document reasonably required to implement any provisions of this Agreement.

19.3 Any number of counterparts of this Agreement may be executed and each shall have the same force and effect as the original.

                                   ARTICLE XX
                                    Approvals

20.1 This Agreement and any obligations herein assumed by any Party are subject to the regulation or approval of all regulatory bodies or required approving authority having jurisdiction hereof and shall not become binding until submitted and approved by such body or authority, which submissions shall be promptly undertaken. Any additional agreements or amendments to this Agreement shall be subject to regulation or approval with any regulatory body or required approving authority having jurisdiction thereof and shall not become binding until submitted and approved or accepted by such body or authority, which submission shall be promptly undertaken.

                                   ARTICLE XXI
                          Equal Employment Opportunity

21.1 The Parties agree to comply with all applicable provisions of and amendments to:

             (1) the Civil Rights Act of 1964, Title VII, Section 701;

             (2) Presidential Executive Order No. 11246, 30 Fed. Reg. 12319
                 (September 24, 1965), as amended by:

             (3) the Rehabilitation Act of 1973, Section 503;

             (4) Presidential Executive Order No. 11701, 38 Fed. Reg. 2675
                 (January 29, 1973);

             (5) the Vietnam Era Veterans' Readjustment Assistance Act of 1972;

             (6) the Rules and Regulations of the Office of Federal Contract
                 Compliance Programs,41 C.F.R. Section 60-1.1 et seq.; and

             (7) all other applicable  laws,  regulations and orders now or hereinafter in force pertaining to equal employment opportunity.

         The applicable provisions, sections, and amendments of said acts, executive orders, rules and regulations concerning equal employment opportunity are incorporated by reference herein and are made a part hereof.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by respective authorized officers and respective corporate seals to be affixed hereto as of the date first hereinabove written.


                            PUBLIC  SERVICE  COMPANY  OF  OKLAHOMA

                            By: ________________________________________

                            Title:

ATTEST:
By: _______________________________________

                             CENTRAL POWER AND LIGHT COMPANY

                             By: ________________________________________

                             Title:

ATTEST:
By: _______________________________________

                             SOUTHWESTERN ELECTRIC POWER COMPANY

                             By: ________________________________________

                             Title:

ATTEST:
By: _______________________________________

                                   APPENDIX A




                                CHART OF ACCOUNTS

                                       FOR

                                    ALLIANCE

                       MAINTENANCE FACILITY AND RAIL CARS

Leasing costs, costs of acquisition, and costs incurred in the operation and maintenance of the Alliance Rail Car Facility fall into two categories as described in general terms below and in detail in the attached Chart of Accounts. The detailed Chart of Accounts will be amended to include CPL upon implementation of this agreement.

 I.      COSTS DIRECTLY ASSIGNABLE
         The actual cost of labor with associated payroll taxes such as FICA, Unemployment Insurance contributions and fringe benefits. The actual cost of parts, materials and other expenses which are assignable to SWEPCO, CPL or PSO.

II.      ALLOCATED COSTS TO BE SHARED
         A.       Direct
                  Leasing costs, costs of acquisition, and costs incurred in the general operation and maintenance of the facility such as utilities, insurance, property taxes, supplies, general office overhead cost (General Office employees' salaries, expenses and fringe benefits not charged directly to SWEPCO, CPL or PSO Personnel, Safety, Audition, Taxes, Plant Accounting, General Accounting, Purchasing and Power Departments), etc., which are to be shared between SWEPCO, CPL and PSO and which will be allocated to each company based upon applicable cost ratio. Also included in this category is recovery of capital and weighted average cost of capital in connection with SWEPCO's maintenance facility expenditures not covered by a lease agreement.
         B.       Indirect
                  To be added to the above costs of operation and maintenance of the facility and the inspection and maintenance of the rail cars will be any reasonable and justifiable expense attributable to the Facility such as but not limited to such items as:
                  1.  Legal expenses.
                  2. Auditors' fees for any audit of SWEPCO records related to the Facility.
                  3.  Any outside consultative services deemed necessary.
                  4.  Labor negotiation expenses.
                  5. Any other expenses which are incurred as a result of maintaining the facility not provided for herein.
These costs are to be shared between SWEPCO, CPL and PSO based upon the applicable cost ratio.



                                                             APPENDIX A

                                      SOUTHWESTERN ELECTRIC POWER COMPANY
                                             UNIFORM SYSTEM OF ACCOUNTS


--------------------------------------------------------------------------- ----------- -------- -------- -------- -------
                                                                              Gen'l
                              Account Title                                   Ledger     Area     Loc.     Acc't    Sub.
                                                                               No.
--------------------------------------------------------------------------- ----------- -------- -------- -------- -------
                                                                            ----------- ======== -------- -------- -------

Alliance Maintenance Facility and Coal Cars                                   186.4                xxx      186     400
     Material
           Direct Material to SWEPCO Coal Cars                                                     001
           Direct Material to PSO Coal Cars                                                        002

           Shop Material                                                                           010
           Small Tools                                                                             011
           Facilities Maintenance                                                                  012
           Sale of Scrap (Cr.)                                                                     013

           Inventory Carrying Charges - PSO                                                        015
           Switch Engine Operation & Maintenance                                                   016
           Equipment Operation and Maintenance                                                     017
           Stores Salvage - SWEPCO                                                                 018
           Stores Salvage - PSO                                                                    019
           Stores Salvage - Joint                                                                  020

     Labor
           Direct Labor to SWEPCO Coal Cars                                                        101
           Direct Labor to PSO Coal Cars                                                           102
           Remanufacturing - SWEPCO                                                                104
           Remanufacturing - PSO                                                                   103

           Supervision                                                                             110
           Clerical                                                                                111
           Training & Safety                                                                       112
           General Shop Labor                                                                      113
           Facilities Maintenance                                                                  114

           Switch Engine Operation & Maintenance                                                   116

     Other Expenses
           Ad Valorem Taxes - Facility                                                             201
           Ad Valorem Taxes - Coal Cars - SWEPCO                                                   202
           Taxes - Other                                                                           203

           Data Processing Charges                                                                 206




--------------------------------------------------------------------------- =========== -------- -------- -------- -------
                                                                              Gen'l
                              Account Title                                   Ledger     Area     Loc.     Acc't    Sub.
                                                                               No.
--------------------------------------------------------------------------- =========== -------- -------- -------- -------

     Other Expenses
           General Office Overhead (Personnel & Safety,                       186.4                207      186     400
               Auditing, Tax, Plant Accounting, General
               Accounting, Accounts Payable, Power Department,
               Data Processing, Purchasing, etc.

           Employee Activities                                                                     210
           Employee Expenses                                                                       211
           Employee Fringe Benefits                                                                212
           Employee Fringe Benefits - Direct Labor - SWEPCO                                        213
           Employee Fringe Benefits - Direct Labor - PSO                                           214
           Employee Sick Benefits                                                                  215


           Injuries and Damages                                                                    220
           Insurance - Facility                                                                    221


           Maintenance of Facilities (Contracted)                                                  225
           Office Supplies and Expenses                                                            226


           Payroll Taxes (FICA & UC) Direct Labor - SWEPCO                                         230
           Payroll Taxes (FICA & UC) Direct Labor - PSO                                            231
           Payroll Taxes (FICA & UI and LI) - Other than                                           232
                                                   Direct Labor

           Special Services                                                                        233
           Utilities - Heat, Light, Power and Water                                                234
           Utilities - Telephone                                                                   235
           Vehicle Expenses                                                                        236
           Depreciation Expense                                                                    237
           Depreciation Expense - SWEPCO                                                           238
           Depreciation Expense - PSO                                                              239

           Miscellaneous                                                                           250


           Lease - Basic - Coal Cars - SWEPCO                                                      261
           Lease - Basic - All except Coal Cars                                                    262








--------------------------------------------------------------------------- =========== -------- -------- -------- -------
                                                                              Gen'l
                              Account Title                                   Ledger     Area     Loc.     Acc't    Sub.
                                                                               No.
--------------------------------------------------------------------------- =========== -------- -------- -------- -------

     Other Expenses (continued)
           Lease - Supplemental Expenses - SWEPCO                             l86.4                263      186     400
           Lease - Supplemental Expenses - Facility                                                264


           Outside Maintenance of Coal Cars - SWEPCO                                               270
           Outside Maintenance of Coal Cars - PSO                                                  271
           Switching Fees - SWEPCO                                                                 272
           Switching Fees - PSO                                                                    273


           Rental - Outside Coal Cars - SWEPCO                                                     275


     Credits for Distribution
           Distributed to Welsh Power Plant                                                        401
           Distributed to PSO                                                                      402
           Distributed to Flint Creek Power Plant                                                  403


     Receipt of Damages
           Coal Cars - SWEPCO                                                                      501


           Land                                                                                    520


           Building                                                                                530


           Equipment                                                                               540


           Sale of Crops                                                                           601










                     ALLIANCE RAIL CAR MAINTENANCE FACILITY


The establishment of the sub-account (186.4) under miscellaneous deferred debits
(186) was intended to allow for a monthly accumulation of all charges which would arise from the operation and maintenance of the Alliance rail car facility and coal cars.

Further sub-accounts under (186.4) were selected for major areas of expense as well as to capture all direct costs which could be billed to Public Service Company of Oklahoma, should they participate. Having accounted for all monthly costs to maintain the facility and to operate the coal cars, the (186.4) account will then be cleared monthly to coal inventory for that portion of SWEPCO expense and/or billed to PSO for direct costs and their portion of indirect costs.

Account title and a description of charges under each sub-account in 186.4 follows:

DIRECT MATERIAL TO SWEPCO COAL CARS - 001-186.400

Material issued for the repair of SWEPCO cars from account 154; Stores Inventory (Requisition on stores - Form 1201A). Also includes S.F.&H. expenses loaded directly to material from account 163.702, Stores Expense Undistributed - Alliance Facility.

This account would contain the majority of the material applied to the SEPX coal cars such as wheels, axles, roller bearings, springs, couplers, and wear plates.


DIRECT MATERIAL TO PSO COAL CARS - 002-186.400

Material issued for the repair of PSO cars from account 154, Stores Inventory (Requisition on stores - Form 1201A). Also includes S.F.&H. expenses loaded directly to material from account 163.702, Stores Expense Undistributed - Alliance Facility.

This account would contain the majority of the material applied to the PSO coal cars such as wheels, axles, roller bearings, springs, couplers, and wear plates.


* SHOP MATERIAL - 010-186.400

Shop material is to be charged to this account as purchased. Shop material consists of low cost material fasteners such as cotter keys, inexpensive bolts, oxygen, acetylene and lubricating discs used by both companies' cars.


* SMALL TOOLS - 011-186.400

Account is charged when item is purchased. Includes any tool that costs less than $50 per tool or a life of 2 years or less.



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* FACILITY MAINTENANCE MATERIAL - 012-186.400

Includes material items such as rugs, mops, cleaning supplies, buffer pads, light bulbs, etc.


* SALE OF SCRAP (Cr.) - 013-186.400

Money recovered from the sale of non-salvageable material. Checks are to be forwarded to Treasurer of Company for deposit and preparation of Form 422 for charging this account.


INVENTORY CARRYING CHARGES - PSO - 015-186.400

Includes interest carrying charges on PSO's share of stores inventory based upon SWEPCO's cost of capital.


* SWITCH ENGINE OPERATION AND MAINTENANCE - 016-186.400

Includes diesel fuel, oil and repair materials for the switch engine.


* EQUIPMENT OPERATION AND MAINTENANCE - 017-186.400

Includes cost of fuel to operate forklift and pettibone, plus the cost of normal operating repairs to the forklift, pettibone, and tools.


STORES SALVAGE - SWEPCO - 018-186.400

Expenses of remanufacturing of a part or recontouring of wheel surface for SEPX cars. This account would be credited for the estimated value of this reworked part which would be transferred back into the inventory account. Includes freight and handling charges on reworked material.


STORES SALVAGE - PSO - 019-186.400

Expenses of remanufacturing of a part or recontouring of wheel surface for PSO cars. This account would be credited for the estimated value of this reworked part which would be transferred back into the inventory account. Includes freight and handling charges on reworked material.


DIRECT LABOR TO SWEPCO COAL CARS - 101-186.400

Direct labor charges of the car mechanics working on SEPX coal cars.




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DIRECT LABOR TO PSO COAL CARS - 102-186.400

Direct labor charges of the car mechanics working on PSO coal cars.


* SUPERVISION - 110-186.400

This account includes supervisory labor at the Alliance maintenance facility.


* CLERICAL - 111-186.400

Includes clerical and secretarial help at the Alliance maintenance facility.


* TRAINING AND SAFETY - 112-186.400

Includes labor incurred in safety meetings and training sessions. Is based on time charged to these sessions by the car mechanics.


* GENERAL SHOP LABOR  - 113-186.400

This account would include time spent on research and development of tools and procedures and small maintenance items that are not worth breaking down the time on.


* FACILITIES MAINTENANCE LABOR - 114-186.400

This includes janitorial salaries and would also include labor charges for time spent on maintaining tracks, grounds and the building.


 * SWITCH ENGINE OPERATION AND MAINTENANCE - 116-186.400

Includes labor to operate the switch engine and make necessary repairs and maintenance required by the switch engine. Supervisory time spent in this operation is not anticipated to be charged to this account.


* AD VALOREM TAXES - FACILITY - 201-186.400

Includes real estate taxes on land and property. Also includes taxes on personal property such as tax on equipment.


AD VALOREM TAXES - COAL CARS - SWEPCO - 202-186.400

Ad Valorem taxes for coal cars owned by SWEPCO.

* TAXES - OTHER - 203-186.400

This account includes franchise and occupation taxes and any other taxes not provided for herein.


* DATA PROCESSING CHARGES - 206-186.400

This includes supplies, computer rental and associated costs.


* GENERAL OFFICE OVERHEAD - 207-186.400

This account includes salaries and expenses of General Office personnel who are assisting in maintaining the Alliance Facility. These costs include departments such as: Personnel, Safety, Auditing, Taxes, Plant Accounting, General Accounting, Accounts Payable, Power, Purchasing, and Data Processing. Includes fringe benefits, FICA, UC, etc., of these employees as well as costs such as General Office space, office machines, telephone (including monthly telephone charges), office furniture, supplies, etc.


* EMPLOYEE ACTIVITIES - 210-186.400

Includes expenses attributable to the Alliance service award parties, safety party, and any other company function involving the employees.


* EMPLOYEE EXPENSES - 211-186.400

Includes all travel expense incurred by Alliance employees attributable to items such as travel to derailments, general office or to other locations to conduct company business in connection with the operation of the facility or coal cars. This account includes employees' dues and expenses while attending professional and Civic Clubs and other approved meeting activities.


* EMPLOYEE FRINGE BENEFITS - 212-186.400

Includes charges for benefit programs such as pension, thrift, and insurance plans in excess of employee contributions, one-half the cost of safety shoes, and company furnished uniforms. Fringe benefits of Alliance employees are to be charged this account from company percentage of benefits applied to base payroll. This account excludes fringe benefits associated with direct labor. These benefits are covered in accounts 213 (SWEPCO) and 214 (PSO) below.


EMPLOYEE FRINGE BENEFITS - DIRECT LABOR - SWEPCO - 213-186.400

This account includes all employee fringe benefits associated with direct labor for SWEPCO Coal Cars. Benefits which cannot be associated with direct labor, such as safety shoes and uniforms are to be included in account 212 above.


EMPLOYEE FRINGE BENEFITS - DIRECT LABOR - PSO - 214-186.400

This account includes all employee fringe benefits associated with direct labor for PSO Coal Cars.


* EMPLOYEE SICK BENEFITS - 215-186.400

Benefits paid while employee is on disability.


* INJURIES AND DAMAGES - 220-186.400

Injuries and damage expenses incurred at the Alliance Facility and not covered by insurance.


* INSURANCE - LIABILITY AND PROPERTY - 221-186.400

Insurance coverage for property and liability insurance.


* MAINTENANCE OF FACILITIES (CONTRACTED) - 225-186.400

This includes such items as sanitation pickup and any contracted janitorial services, etc.


* OFFICE SUPPLIES AND EXPENSES - 226-186.400

Includes normal office supplies such as paper, books, manuals, etc. Also includes Xerox supplies and rental.


PAYROLL TAXES (FICA & UC) - DIRECT LABOR - SWEPCO  - 230-186.400

Including Social Security, Unemployment, Insurance Contributions, etc., of Alliance employees charging payroll to SWEPCO direct labor.


PAYROLL TAXES (FICA & UC) DIRECT LABOR - PSO - 231-186.400

Including Social Security, Unemployment, Insurance Contributions, etc., of Alliance employees charging payroll to PSO direct labor.


* PAYROLL TAXES (FICA & UC) - OTHER - 232-186.400

Includes Social Security, Unemployment, Insurance Contributions, etc., of Alliance employees charging payroll to the facility, excluding payroll taxes relating to direct labor.


* SPECIAL SERVICES - 233-186.400

Account includes special services which may be incurred as a result of operations. At present, this account is being used to accumulate all expenses attributable to TWX services.


* UTILITIES - HEAT, LIGHT, POWER AND WATER - 234-186.400

Self -explanatory.


* UTILITIES - TELEPHONE - 235-186.400

Self -explanatory.


* VEHICLE EXPENSES - 236-186.400

Gas, oil, repairs and maintenance attributable to any vehicles at Alliance.


* DEPRECIATION EXPENSE - 237-186.400

Depreciation of assets (capitalized items not covered in lease agreement).


DEPRECIATION EXPENSE - SWEPCO - 238-186.400

Depreciation of assets (capitalized items not covered in lease agreement).


DEPRECIATION EXPENSE - PSO - 239-186.400

Depreciation of assets (capitalized items not covered in lease agreement).


* MISCELLANEOUS - 250-186.400

Items not specifically covered in the above accounts.


LEASE - BASIC - COAL CARS - SWEPCO - 261-186.400

Lease payments that are being paid for SEPX coal cars.



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* LEASE - BASIC - ALL EXCEPT COAL CARS - 262-186.400

The portion of lease payments attributable to the cost of the building, equipment and land at Alliance.


LEASE - SUPPLEMENTAL EXPENSES - SWEPCO - 263-186.400

Those additional expenses specified in the lease agreement.


* LEASE - SUPPLEMENTAL EXPENSES - FACILITY - 264-186.400

Those additional expenses specified in the lease agreement.


OUTSIDE MAINTENANCE OF COAL CARS - SWEPCO - 270-186.400

Those expenses for running maintenance of SEPX coal cars; primarily the billing by the railroads by which we operate.


OUTSIDE MAINTENANCE OF COAL CARS - PSO - 271-186.400

Those expenses for running maintenance of PSO coal cars; primarily the billing by the railroads by which PSO operates.


RENTAL - OUTSIDE COAL CARS - SWEPCO - 275-186.400

Includes charges for utilization of outside equipment which is not included in the freight rate.


SWITCHING FEES - SWEPCO - 272-186.400

Charges from the railroad attributable to moving SWEPCO's coal cars.


SWITCHING FEES - PSO - 273-186.400

Charges from the railroad attributable to moving PSO's coal cars.



                            CREDITS FOR DISTRIBUTION

DISTRIBUTED TO WELSH POWER PLANTS    - 401-186.400

Those charges attributable to SWEPCO allocated to the Welsh coal pile.

DISTRIBUTED TO PSO - 402-186.400

Those charges attributable to PSO in accordance with this agreement and any amendments thereto.


DISTRIBUTED TO FLINT CREEK POWER PLANT - 403-186.400

Those charges attributable to SWEPCO allocated to the Flint Creek coal pile.


RECEIPT OF DAMAGES:

         COAL CARS - SWEPCO - 501-186.400

         LAND - 520-186.400

         BUILDING - 530-186.400

         EQUIPMENT - 540-186.400

Additions and deletions to these Chart of Accounts will be made as needed.



* Overhead items shared on the cost ratio as per Agreement.